SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549



                                       FORM 8-K


                               Current Report Pursuant
                            to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934



                  Date of Earliest Event Reported:  April 20, 1995


                                    BRUNO'S, INC.
                (Exact Name of Registrant as Specified in its Charter)


                                       Alabama
                    (State or Other Jurisdiction of Incorporation)


                              0-6544                       63-0411801
           (Commission File Number)    (I.R.S. Employer Identification No.)


                                800 Lakeshore Parkway
                              Birmingham, Alabama 35211
                  (Address of Principal Executive Offices/Zip Code)

                                    (205) 940-9400
                           (Registrant's Telephone Number)

























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          Item 2.  Acquisition of Assets.

               On April 20, 1995, Bruno's, Inc. ("Bruno's") entered into an Agreement and Plan of Merger (the "Agreement") with Crimson Acquisition Corp. ("Crimson") providing for the merger of Bruno's and Crimson.

               The Agreement provides for Bruno's shareholders to elect to receive either $12.50 in cash or to retain Bruno's common stock, valued at $12.50 per share. This election is subject to proration so that on consummation of the merger approximately 97% of the outstanding Bruno's shares will be exchanged for cash and approximately 3% will retained by existing shareholders. Following the merger, the shareholders of Crimson will own approximately 90% of Bruno's shares and Bruno's pre-merger shareholders will own approximately 10% of Bruno's shares.

               The Agreement provides that Crimson would be paid $30 Million plus out-of-pocket expenses in the event that a competing transaction is consummated. The Agreement must be submitted to the shareholders of Bruno's for approval at a special meeting of shareholders to be called and is subject to the expiration of antitrust regulatory waiting periods.

               Bruno's and Crimson also entered into a Stock Option Agreement on April 20, 1995, pursuant to which Bruno's granted
          Crimson an option to purchase up to 19.9% of the outstanding Common Stock of Bruno's for $12.50 per share.


          Item 7.  Financial Statements and Exhibits.

               Exhibits.

                    10.1 Agreement  and  Plan of  Merger  dated  as of
               April 20, 1995, between Crimson Acquisition Corp., an Alabama corporation, and Crimson, Inc., an Alabama corporation.

                    10.2 Stock Option Agreement dated  as of April 20,
               1995, by and between Crimson Acquisition Corp., an Alabama corporation, and Crimson, Inc., an Alabama corporation.





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                                      Signature

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

               Date: April 27, 1995

                                        BRUNO'S, INC.


                                        By: /s/ Ronald G. Bruno
                                            Ronald G. Bruno, Chief
                                            Executive Officer and
                                            Chairman of the Board
























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